Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
February 18, 2014

Nabors Posts 4Q2013 Continuing EPS of $0.42 per Diluted Share

Inclusive of Approximately $0.16 from Tax Benefits, Full Recovery of Receivables in a Customer Bankruptcy Settlement, and Early Termination Payments.

HAMILTON, Bermuda, February 18, 2014 — Nabors Industries Ltd. (NYSE:NBR) today announced its results for the fourth quarter and full year 2013.  The Company’s net income from continuing operations was $128.5 million ($0.42 per diluted share) in the fourth quarter and $158.3 million ($0.51 per diluted share) for the full year.  For the comparable periods of the prior year, the Company reported net income from continuing operations of $131.6 million ($0.45 per diluted share) for the fourth quarter and $232.2 million ($0.79 per diluted share) for the full year.  Fourth quarter adjusted income derived from operating activities was $159.6 million, bringing the total for 2013 to $558.2 million.  This compares to $153.7 million for the corresponding quarter of 2012 and $907.0 million for all of 2012.  Operating cash flow (EBITDA) was $437.2 million for the fourth quarter compared to $427.1 million in the same quarter last year and $439.3 million in the third quarter of 2013.  Full-year operating cash flow was $1.64 billion compared to $1.95 billion for 2012.  Revenues for 2013 were $1.60 billion for the quarter and $6.15 billion for the full year, compared to $1.57 billion and $6.54 billion, respectively in 2012.

Tony Petrello, Nabors’ Chairman and CEO, commented, “The strength of our fourth-quarter results reflects building momentum in our International operations and a more favorable outlook for our U.S. Drilling operations.  Our Completion & Production Services operations posted an improvement in what would usually be a seasonally weaker quarter.

“In addition to good operational performance, income benefited from approximately $4.6 million in early contract termination payments and a $9.0 million gain from a bankruptcy settlement, in which we fully recovered our receivables plus interest.  Non-operating results were also favorable as quarterly interest expense fell to $47.1 million, which equates to an annualized savings of approximately $60 million relative to a year ago.  This sizeable interest savings is a result of our recent debt refinancing and a year-over-year reduction in total debt of nearly $0.5 billion.  We also realized a net tax benefit in the quarter resulting from the premium paid with respect to the debt refinancing and favorable tax adjustments in multiple venues.

“Initiatives to enhance our financial position and streamline our operations continued to yield results throughout 2013, despite the challenges imposed by the lower industry rig count and anemic asset valuations.  Cumulatively in the seven quarters since the launch of these efforts in the second quarter of 2012, we have:

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•                  Consistently generated free cash flow.

•                  Completed over $700 million in monetization of assets.

•                  Initiated an annual dividend of $0.16 per share.

•                  Secured contracts for 40 new and 11 upgraded rigs that aggregate to over 140 rig years and $2.8 billion in revenues.

•                  Reinvested $1.4 billion in new technology rigs and enhancements with firm contracts securing attractive returns.

•                  Achieved all of the foregoing while reducing net debt by $870 million.”

Drilling & Rig Services

Operating income in the Drilling & Rig Services business line was $157.3 million, representing a sequential increase of approximately $25.5 million, adjusted for early termination payments.  Operating cash flow of $380.2 million also reflected an adjusted increase of $25.8 million compared to the third quarter.  Significant improvements in International, U.S. Drilling and Canada, outpaced a loss in Rig Services where profitability in Canrig was more than offset by losses in two other operations.

International operations showed significant improvement in spite of a flat rig count.  This resulted from a further increase in average margins to $15,884 per rig day and surpassing 2008 margins, which was the best year yet for this unit.  The increased margins reflect a combination of the full contribution and mix of higher-margin startups, lower rig move results, and further abatement of cost issues in certain markets that have characterized prior periods.  The Company expects these costs to further improve, with full mitigation not expected before the end of 2014; however, it continues to anticipate first quarter results to be significantly lower, with more normal rig move results, idle time between contracts for certain high-margin rig operations, and dry-docking of the large Arabian Gulf jackup.   Sequential results should begin to improve again in the second quarter and accelerate in the second half driven by the restart of the idle rigs, the previously announced new deployments and contractual rate increases, which are applicable to more than 30 rigs in the next five quarters.

In North America, U.S. Drilling operations improved by an adjusted amount of approximately $12.0 million sequentially.  The improvement stemmed from an adjusted increase in average daily rig margins of $400 and three additional rigs working.  The adjustments result from early contract termination payments amounting to $4.6 million in the fourth quarter and $34.3 million in the third quarter.  The Company expects a flat first quarter with higher costs attributable to payroll taxes followed by an improving year.  This favorable outlook is supported by the planned deployment of 20 PACE®-X rigs in 2014, firming spot-market pricing, improving activity in Alaska and the late-year commencement of a new high-impact deepwater platform rig.  While optimistic about the U.S. land market, the Company still expects a competitive environment as a result of ongoing excess legacy rig capacity, continued productivity gains and competitive speculative new construction.

Rig Services posted a loss in the quarter driven by losses in directional drilling and an Alaska construction joint venture.  Canrig was profitable and its back log increased significantly, indicating more favorable results in subsequent quarters.

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Completion &  Production Services

Operating income in the Completion & Production Services business line was $40.8 million, representing a sequential increase of approximately $1.9 million, in what is customarily a seasonally weaker quarter.  Operating cash flow of $96.4 million reflected an increase of $5.6 million compared to the third quarter.  The sequential improvement came from both components of this business although Completion Services experienced some late quarter weather effects.

In Production Services, the sequential increase was attributable to higher truck hours that resulted from a fourth quarter acquisition.  Rig hours were down eight percent with seasonal effects, partially offset by higher average rates.   Improving results in this operation are expected throughout most of 2014, notwithstanding the recent severe weather and second-quarter breakup in Canada.  The improving outlook is fueled by the steady increase in the quantity and complexity of oil wells in the U.S. at a time of relatively high industry utilization and a depleting quantity of viable rigs to reactivate.

In Completion Services, sequential results improved modestly with higher utilization in south and west Texas more than offsetting some late-quarter adverse weather in northern operations.  The Company now believes pricing in the completion market is stabilizing as a result of a pricing floor imposed by higher maintenance costs associated with the large increase in pumping hours per day.  This operation continues to achieve significant reductions in operating and overhead costs.  Improvements in profitability are also being realized as a result of the fourth-quarter suspension of a majority of the Company’s U.S. coiled tubing operations and the relocation of the Canada stimulation operations to west Texas.

Despite these improvements, the near-term outlook for this operation is substantially lower in the first quarter, primarily as a result of the expiration of the Company’s only remaining legacy term contract at the end of 2013.  This is exacerbated by excessive downtime associated with the unusually cold weather in its northern operations, which comprise approximately 60 percent of its fleet.  Following the difficulties that are plaguing the first quarter, subsequent quarters should improve throughout 2014 as a result of further improvement in costs, increasing utilization and stable-to-improving pricing.

Financial Position:

The Company’s financial position continues to improve, with fourth-quarter free cash flow further reducing net debt by $148 million.   Net debt now is less than $3.5 billion, with liquidity approximating $1.5 billion.  Further progress is anticipated in the near term notwithstanding the capital requirements associated with numerous new rigs under construction.

Summary and Outlook:

Petrello concluded, “Looking forward, we believe 2013 will represent the low point in Nabors’ protracted five-year trough.  Commencing with the second quarter, we foresee substantial year-over-year quarterly improvement, which should accelerate in the second half.  This is supported by our robust international outlook, the ongoing demand for PACE®-X rigs, the prospects for near-term increases in US land activity

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and improving spot pricing, favorable trends in well-servicing and fluids management, and indications of a stabilizing pressure pumping market, although the recent cold weather is having a large adverse near-term impact on that segment.  A major factor in our expectation is the outsized contribution of the 140 rig years of long-term rig contracts we have secured over the last 18 months, 90 of which should be realized through 2015 with only 6.7 reflected in our results to date.  The gross margin impact of these rigs is more than two and a half times that of an average U.S. land rig as defined by our fourth-quarter average margins.  This demonstrates the inherent value of the breadth and quality of Nabors’ fleet and global opportunity set that has been elusive over the last few years.”

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About Nabors

The Nabors companies actively market approximately 490 land drilling rigs throughout the world and approximately 549 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 38 platform rigs, eight jack-up units and four barge rigs in the United States and multiple international markets.  In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038

To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries, Ltd.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2013	2012	2013	2013	2012

Revenues and other income:
Operating revenues	$1,606,978	$1,570,552	$1,551,593	$6,152,015	$6,843,051
Earnings (losses) from unconsolidated affiliates	(1,588)	1,193	(2,628)	39	(301,320)
Investment income (loss)	1,106	30,293	1,229	96,577	63,137
Total revenues and other income	1,606,496	1,602,038	1,550,194	6,248,631	6,604,868

Costs and other deductions:
Direct costs	1,032,841	1,015,182	981,685	3,981,828	4,368,702
General and administrative expenses	135,307	129,419	127,943	525,330	527,953
Depreciation and amortization	277,658	273,482	273,444	1,086,677	1,039,923
Interest expense	47,075	61,836	56,059	223,418	251,904
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	10,732	(158,413)	3,266	37,977	(136,636)
Impairments and other charges	—	142,757	242,241	287,241	290,260
Total costs and other deductions	1,503,613	1,464,263	1,684,638	6,142,471	6,342,106

Income (loss) from continuing operations before income taxes	102,883	137,775	(134,444)	106,160	262,762

Income tax expense (benefit)	(26,383)	5,460	(44,684)	(55,181)	27,581

Subsidiary preferred stock dividend	750	750	750	3,000	3,000

Income (loss) from continuing operations, net of tax	128,516	131,565	(90,510)	158,341	232,181
Income (loss) from discontinued operations, net of tax	23,113	(103,414)	(14,430)	(11,179)	(67,526)

Net income (loss)	151,629	28,151	(104,940)	147,162	164,655
Less: Net (income) loss attributable to noncontrolling interest	(1,026)	(1,074)	(441)	(7,180)	(621)
Net income (loss) attributable to Nabors	$150,603	$27,077	$(105,381)	$139,982	$164,034

Earnings (losses) per share: (1)
Basic from continuing operations	$.43	$.45	$(.30)	$.51	$.80
Basic from discontinued operations	.07	(.36)	(.05)	(.04)	(.23)
Basic	$.50	$.09	$(.35)	$.47	$.57

Diluted from continuing operations	$.42	$.45	$(.30)	$.51	$.79
Diluted from discontinued operations	.08	(.36)	(.05)	(.04)	(.23)
Diluted	$.50	$.09	$(.35)	$.47	$.56

Weighted-average number of common shares outstanding: (1)
Basic	295,218	290,394	295,076	294,182	289,965
Diluted	297,746	292,421	295,076	296,592	292,323

Adjusted EBITDA (2)	$437,242	$427,144	$439,337	$1,644,896	$1,946,877

Adjusted income (loss) derived from operating activities (3)	$159,584	$153,662	$165,893	$558,219	$906,954

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands, except ratios)	2013	2013	2012

ASSETS
Current assets:
Cash and short-term investments	$507,133	$491,938	$778,204
Accounts receivable, net	1,399,543	1,362,434	1,382,623
Assets held for sale	243,264	396,201	383,857
Other current assets	603,890	705,882	588,173
Total current assets	2,753,830	2,956,455	3,132,857
Long-term investments and other receivables	3,236	3,371	4,269
Property, plant and equipment, net	8,597,813	8,463,804	8,712,088
Goodwill	512,964	479,557	472,326
Investment in unconsolidated affiliates	64,260	68,907	61,690
Other long-term assets	227,708	230,022	272,792
Total assets	$12,159,811	$12,202,116	$12,656,022

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$10,185	$11,441	$364
Other current liabilities	1,301,239	1,113,981	1,132,018
Total current liabilities	1,311,424	1,125,422	1,132,382
Long-term debt	3,904,117	4,036,027	4,379,336
Other long-term liabilities	893,905	1,133,886	1,117,999
Total liabilities	6,109,446	6,295,335	6,629,717

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,969,086	5,826,168	5,944,929
Noncontrolling interest	12,091	11,425	12,188
Total equity	5,981,177	5,837,593	5,957,117
Total liabilities and equity	$12,159,811	$12,202,116	$12,656,022

(1)                   Represents subsidiary preferred stock from acquisition in September 2010.  75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2013	2012	2013	2013	2012

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$471,027	$495,154	$491,857	$1,914,786	$2,276,808
Canada	88,623	115,668	81,397	361,676	429,411
International	407,615	324,728	383,712	1,464,264	1,265,060
Rig Services (1)	132,502	154,376	131,151	516,004	688,310
Subtotal Drilling and Rig Services (2)	1,099,767	1,089,926	1,088,117	4,256,730	4,659,589

Completion and Production Services:
Completion Services	292,039	295,827	266,520	1,074,713	1,462,767
Production Services	266,235	248,407	246,806	1,009,214	1,000,873
Subtotal Completion and Production Services (3)	558,274	544,234	513,326	2,083,927	2,463,640

Other reconciling items (4)	(52,651)	(62,415)	(52,478)	(188,603)	(581,498)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,605,390	$1,571,745	$1,548,965	$6,152,054	$6,541,731

Adjusted EBITDA: (5)
Drilling and Rig Services:
U.S.	$187,426	$190,877	$204,622	$755,706	$916,635
Canada	29,159	42,360	26,232	118,989	150,551
International	157,720	110,661	142,767	524,492	421,614
Rig Services (1)	5,937	16,101	10,567	28,111	96,983
Subtotal Drilling and Rig Services (2)	380,242	359,999	384,188	1,427,298	1,585,783

Completion and Production Services:
Completion Services	40,851	60,363	39,910	160,964	300,920
Production Services	55,574	47,369	50,904	205,632	213,036
Subtotal Completion and Production Services (3)	96,425	107,732	90,814	366,596	513,956

Other reconciling items (6)	(39,425)	(40,587)	(35,665)	(148,998)	(152,862)
Total adjusted EBITDA	$437,242	$427,144	$439,337	$1,644,896	$1,946,877

Adjusted income (loss) derived from operating activities: (7)
Drilling and Rig Services:
U.S.	$75,378	$82,603	$92,710	$315,496	$509,894
Canada	14,536	27,064	12,244	61,193	91,360
International	69,612	23,388	54,271	177,833	91,226
Rig Services (1)	(2,179)	8,740	2,357	(3,918)	67,366
Subtotal Drilling and Rig Services (2)	157,347	141,795	161,582	550,604	759,846

Completion and Production Services:
Completion Services	14,072	30,296	13,024	51,722	188,518
Production Services	26,736	21,374	25,909	102,130	108,835
Subtotal Completion and Production Services (3)	40,808	51,670	38,933	153,852	297,353

Other reconciling items (6)	(38,571)	(39,803)	(34,622)	(146,237)	(150,245)
Total adjusted income (loss) derived from operating activities	$159,584	$153,662	$165,893	$558,219	$906,954

Rig activity:
Rig years: (8)
U.S.	198.4	190.3	195.5	195.0	219.1
Canada	32.5	36.3	30.0	29.9	34.8
International (9)	124.6	119.3	124.2	124.2	119.3
Total rig years	355.5	345.9	349.7	349.1	373.2
Rig hours: (10)
U.S. Production Services	205,456	202,368	223,504	865,939	853,373
Canada Production Services	36,455	44,582	39,463	152,747	181,185
Total rig hours	241,911	246,950	262,967	1,018,686	1,034,558

(1)

Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a reportable operating segment.

(2)

Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($1.4) million, $.7 million and ($2.9) million for the three months ended December 31, 2013 and 2012 and September 30, 2013, respectively, and ($.4) million for the year ended December 31, 2013.

(3)

Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($.2) million, $.5 million and $.3 million for the three months ended December 31, 2013 and 2012 and September 30, 2013, respectively, and $.4 million and $.5 million for the years ended December 31, 2013 and 2012, respectively.

(4)

Represents the elimination of inter-segment transactions and earnings (losses), net from our former U.S. unconsolidated oil and gas joint venture, accounted for using the equity method of ($301.8) million for the year ended December 31, 2012. In December 2012, we sold our equity interest in the oil and gas joint venture.

(5)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(7)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our former U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)

Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)

International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended December 31, 2013 and 2012 and September 30, 2013, and 2.5 years for the years ended December 31, 2013 and 2012.

(10)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2013	2012	2013	2013	2012

Adjusted EBITDA	$437,242	$427,144	$439,337	$1,644,896	$1,946,877
Less: Depreciation and amortization	277,658	273,482	273,444	1,086,677	1,039,923
Adjusted income (loss) derived from operating activities	159,584	153,662	165,893	558,219	906,954

U.S. oil and gas joint venture earnings (losses)	—	—	—	—	(301,801)
Interest expense	(47,075)	(61,836)	(56,059)	(223,418)	(251,904)
Investment income (loss)	1,106	30,293	1,229	96,577	63,137
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(10,732)	158,413	(3,266)	(37,977)	136,636
Impairments and other charges	—	(142,757)	(242,241)	(287,241)	(290,260)
Income (loss) from continuing operations before income taxes	$102,883	$137,775	$(134,444)	$106,160	$262,762

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2013	2012	2013	2013	2012

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$128,516	$131,565	$(90,510)	$158,341	$232,181
Less: net (income) loss attributable to noncontrolling interest	(1,026)	(1,074)	(441)	(7,180)	(621)
Less: earnings allocated to unvested shareholders	(1,948)	—	1,411	(1,277)	—
Adjusted income (loss) from continuing operations - basic and diluted	$125,542	$130,491	$(89,540)	$149,884	$231,560
Income (loss) from discontinued operations, net of tax	23,113	(103,414)	(14,430)	(11,179)	(67,526)
	$148,655	$27,077	$(103,970)	$138,705	$164,034

Earnings (losses) per share:
Basic from continuing operations	$.43	$.45	$(.30)	$.51	$.80
Basic from discontinued operations	.07	(.36)	(.05)	(.04)	(.23)
Total Basic	$.50	$.09	$(.35)	$.47	$.57

Diluted from continuing operations	$.42	$.45	$(.30)	$.51	$.79
Diluted from discontinued operations	.08	(.36)	(.05)	(.04)	(.23)
Total Diluted	$.50	$.09	$(.35)	$.47	$.56

Shares (denominator):
Weighted-average number of shares outstanding-basic	295,218	290,394	295,076	294,182	289,965
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,528	2,027	—	2,410	2,358
Weighted-average number of shares outstanding - diluted	297,746	292,421	295,076	296,592	292,323

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 10,908,160 and 15,000,882 shares during the three months ended December 31, 2013 and 2012, respectively; 18,786,837 shares during the three months ended September 30, 2013; and 11,642,417 and 14,200,915 shares during the years ended December 31, 2013 and 2012, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.